Exhibit 99

Media Contact:	Wendy A. Watkins	Investor Contact: Nathan P. Annis
	Hormel Foods	Hormel Foods
	media@hormel.com	ir@hormel.com
	507-437-5345	507-437-5248

HORMEL FOODS ANNOUNCES CHIEF EXECUTIVE OFFICER RETIREMENT AND APPOINTMENT

Jeffrey M. Ettinger to Retire as Chief Executive Officer and James P. Snee Appointed as President and Chief Executive Officer

AUSTIN, Minn., (September 6, 2016) -- Hormel Foods Corporation (NYSE:HRL) today announced that Jeffrey M. Ettinger will retire as chief executive officer on October 30, 2016. Ettinger will continue to serve as Hormel Foods chairman of the board. The Board of Directors elected James P. Snee to be the company’s next chief executive officer, effective October 31, 2016. Snee currently serves as president and chief operating officer.

Ettinger served as chairman of the board, president and chief executive officer from November 2006 to October 2015, when Snee was appointed president and Ettinger became chairman of the board and CEO. Ettinger joined Hormel Foods in 1989 and has served in a variety of roles, including senior attorney, product manager for Hormel® chili products and treasurer. In 1999, he was named president of Jennie-O Turkey Store — the largest subsidiary of Hormel Foods, based in Willmar, Minn. Ettinger was appointed president of Hormel Foods in 2004 and CEO effective January 1, 2006. He has served on the Hormel Foods Board of Directors since 2004, and currently serves on the boards of The Toro Company, Ecolab, Inc., North American Meat Institute, Grocery Manufacturers Association, The Hormel Foundation, The Hormel Institute and the Minnesota Business Partnership.

Under Ettinger’s leadership, Hormel Foods has grown through strategic acquisitions, organic growth and a continued focus on new product innovation. In 2016, Ettinger was named as one of the 30 World’s Best CEOs by Barron’s. In 2012, he was named Responsible CEO of the Year by Corporate Responsibility magazine. In addition, Ettinger is the founding chair of the company’s diversity and inclusion council, which aims to meet the growing needs of its diverse workforce and consumer base.

“Jeff has expertly piloted the company to significant growth and success during his tenure, leading a talented management team in the delivery of strong and consistent returns to Hormel Foods shareholders,” said John L. Morrison, the board’s Lead Director. “Under his leadership, the company added to an outstanding portfolio of brands through numerous strategic acquisitions, most notably Wholly Guacamole®, Skippy®, Muscle Milk® and most recently, the Applegate® and Justin’s® brands.  While Jeff will certainly be missed, I am equally as confident in the leadership of Jim Snee as he assumes the role of CEO. Jim is a 27-year veteran of the company and served as president and chief operating officer for the last year. His excellent performance in this role, along with his successful experience in running the company’s International division and prior significant leadership roles in the affiliated foods and foodservice units within Refrigerated Foods, positions the company to continue to deliver outstanding results to its shareholders. The company is in excellent hands.”

Ettinger noted, “It has been an honor to lead this great company alongside our dedicated employees around the world. Hormel Foods has a 125-year legacy of delivering quality and innovation, as well as meaningful value to all of our stakeholders. As Jim takes the helm, I am confident that Hormel Foods will continue its growth trajectory as he and the team build on our strong foundation of success.”

“It is truly an honor to be elected as the next CEO for Hormel Foods,” said Snee. “This is a remarkable company made up of thousands of inspired employees dedicated to providing inspired foods to our customers around the world. Jeff has guided us with his strategic leadership, brave innovation, unquestionable integrity, and unwavering commitment to our communities and corporate citizenship. It has been a pleasure to work directly with Jeff over the past year, and I look forward to leading the company with this legacy of excellence.  I am certain we are well positioned for future success in the years to come.”

Snee becomes president and chief executive officer of Hormel Foods after serving as president and chief operating officer since October 2015. In that role, he led all of the company’s business segments and global operations including Grocery Products, Refrigerated Foods, Specialty Foods, Jennie-O Turkey Store and International & Other. Snee joined Hormel Foods in 1989 in the foodservice division and served in various positions within the group before being named manager of inventory and distribution for the Refrigerated Foods segment in 1995. He was promoted to foodservice area manager and foodservice regional sales manager in 1996 and 1998, respectively. Snee was named director of purchasing in 2006 and vice president of affiliated business units in 2008. He was named vice president of Hormel Foods and senior vice president of Hormel Foods International Corporation at the end of fiscal year 2011. Snee advanced to group vice president of Hormel Foods and president of Hormel Foods International Corporation in October 2012.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. Hormel Foods, which leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace, is celebrating its 125th anniversary in 2016. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats, and was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the eighth year in a row. Hormel Foods also received a perfect score on the 2016 Human Rights Campaign Foundation’s Corporate Equality Index, was recognized on the 2016 Best for Vets Employers List by Military Times, and was named one of the 2016 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com and http://2015csr.hormelfoods.com/.

Forward Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 33-40 in the company’s Form 10-Q for the quarter ended July 24, 2016, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”